                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Falconstor, Inc.

   We consent to the use of our report dated April 20, 2001, on the consolidated balance sheet of Falconstor, Inc. and subsidiary (a development stage enterprise) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the period from inception (February 10, 2000) through December 31, 2000 in the registration statement on Amendment No. 2 to Form S-4 of Network Peripherals Inc. and to the reference to our firm under the heading "Experts" in the prospectus and the registration statement.


                                          /s/ KPMG LLP

Melville, New York

July 13, 2001